Exhibit 99.1

Operator
Good day, ladies and gentlemen, and welcome to the Bally Total Fitness Investor Update conference call. My name is Latitia, and I will be your coordinator for today. [OPERATOR INSTRUCTIONS.]
At this time, I would turn the presentation over to Ms. Katherine Abbott, Vice President and Treasurer. Please proceed, ma’am.

Katherine Abbott - Bally Total Fitness Holding Corporation — VP and Treasurer
Good afternoon. Thank you for joining us today for the Bally Total Fitness Investor Update call. On today’s call, Barry Elson, Acting Chief Executive Officer, and Don Kornstein, Interim Chairman of the Board, will provide prepared remarks. We will not be taking any questions this afternoon.
Before turning the call over to Barry Elson, let me remind you that this presentation includes forward-looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These forward-looking statements include, for example, statements regarding anticipated future financial and operating performance and results, including estimates for growth.
There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements made herein. Please refer to the Company’s filings with the Securities & Exchange Commission and recent press releases for a listing of certain of these factors.
Listeners are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Bally Total Fitness undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this presentation.
And, now, I will turn the call over to Barry Elson. Barry.

Barry Elson - Bally Total Fitness Holding Corporation — Acting CEO
Good afternoon, everyone. I am Barry Elson, Acting CEO of Bally Total Fitness. And joining me this afternoon, as usual, is Don Kornstein, our Interim Chairman.
A short while ago in a Securities & Exchange Commission filing and press release we announced that we would not be able to file our Annual Report on Form 10-K for the year ended December 31st, 2006 by the March 16th deadline. Many of the specific details behind our filing and our current business and financial situation are outlined in some detail in our 12b25 with the SEC, which we would encourage you to review.
However, for today’s purposes, Don and I thought it would be helpful to provide a bit of context or color surrounding the announcement. Because our Board, Management, and outside advisors are in the early stages of evaluating a number of strategic alternatives with regard to resolving our underlying capital structure issues, we believe it is prudent not to take any questions on today’s call.
We will begin our discussion by pointing out that since taking on our respective leadership roles at Bally’s late last August, we’ve obviously learned a great deal about Bally’s history, past management approaches, how it goes to market, and the value drivers for the business. We’ve also come to understand that many of the substantive and seemingly intractable issues that our Company is wrestling with today are the legacy of decisions made over the course of many years, and they will not be resolved overnight, despite the significant progress we have made on many fronts since last fall.
That being said, we remain fundamentally optimistic about the long-term prospects for turning the Company’s performance around, once its underlying capital structure problems are resolved. After all, we are a billion dollar company, our operations generate positive cash flow, and we are still the best known fitness brand in a sector that has been growing at a reasonable rate in recent years. We also have high caliber employees throughout the organization who have continued to demonstrate a strong dedication to both the Company and the category during these last several challenging years. Our personal trainers, for example, and our group exercise instructors, in particular, are simply the best in the business.
Bally’s fundamental strategic challenge, as almost all of you have figured out by now, continues to be the need to reduce our debt burden and rationalize the Company’s capital structure and excessive leverage, so that we can invest more CapEx dollars in the Clubs to more successfully compete.

Getting to resolution on this point, however, has been complicated by performance issues tied to Bally’s 2005 transition to a new business approach called “Build Your Own Membership,” or BYOM, which as many of you know, led to fundamental changes in the way the Company does business and which in combination with two other approaches, the New Club model and the so-called Four Wall initiative, all three rolled out at once I might add, have resulted in both lower, longer term projected profitability and reduction in the amount of cash we collect from members, reducing our earnings. This was primarily due to our selling a mix of BYOM memberships with a lower on average effective price. Plus we were selling just absolutely more higher churning month-to-month members, as well.
You may recall that we first pointed this out in our September second quarter analyst call and reiterated it in November. We also said at that time that the problem is expected to persist at least through 2008, since many of the less desirable type members signed up during the first year-and-a-half or so of the BYOM Program must wash their way through from the top to the bottom of our metaphorical funnel we’ve exposed you to before.
Beginning immediately last August we implemented substantive changes to the original BYOM model, and we have continued to fine-tune it and other operational tactics since then. These changes have resulted in significant improvement in several key performance indicators, or what we call KPIs, beginning with the month of September last year.
For example, over the last four months of 2006 our average contract price is up, our average member price is up, we are achieving a better mix of lower churning three-year contract members versus month-to-month memberships. We’ve improved the percentage of more profitable obligatory type add-on members. We’ve seen an increase in total membership value, and we’ve created more gross committed revenue potential than we did in comparable periods of 2005.
So, fundamentally, we have put more profitable collection potential into the top of the three-year funnel, and collected more point of sale cash and near-term early month cash, if you will, from these late 2006 new joiners than we were doing during the same period of BYOM in 2005.
However, the bottom line is that this recent operational progress has not been sufficient to offset the 2005 and early 2006 downturn from BYOM. Consequently, our earnings have been negatively affected and, as we’ve said before, this will continue at least into 2008. It’s important to separate and understand these two different trends. New member potential collections and early term cash were up during the last quarter of 2006. Collections from prior period members are down due to the impact of BYOM.
As we reported in our filing, cash collections of total membership revenues in 2006 are expected to be approximately 3% or more than $25 million lower than cash collections in ‘05. This downward trend in cash collections of membership revenue has continued into the new year of ‘07 and is expected to continue for the remainder of this year.
And while many of our new KPIs have improved, our contract sales volume has not improved, largely because of a more intensely competitive market and some price elasticity surrounding our higher prices. As you know, there has been more intense competition in the fitness industry in recent years. And we find ourselves increasingly competing with newer, shinier big box clubs, if you will, that are offering more services and amenities.
To begin to address this, we upgraded the interior look and feel of over 100 of our highest volume producing clubs, giving us a total of 147 clubs with an upgraded lighter in look and tone feel to them. We have also just placed the largest single order in our Company’s history for new fitness equipment, including large screen plasma TVs to improve these same clubs further. Each club will receive about 40 new pieces of equipment, including new tread mills, new cross trainers, new ellipticals, as well as new selectorized exercise equipment, new [freeway] packages, and new equipment for personal training, as well.
We believe the physical manifestation of this investment at the club level will demonstrate to our members, our prospects, and our staff that we are, indeed, committed to providing them with the latest fitness technology available.
I think it’s clear to all that in recent years we have not had sufficient capital to invest in new equipment and facility upgrades. In many of our markets we are facing some tough competitors with greater resources in terms of more money to spend, so we are pleased that we were able to do our paint-and-peel upgrades and this $15 million distribution of new fitness equipment. We expect that these new club upgrades will help us in both new member acquisition and retention. The changes to fine-tune BYOM and other aspects of operations that I alluded to earlier now total more than 80, two-thirds or so are complete.
As we foreshadowed in our November call, we now have much, much better information and knowledge about the type of prospects who are likely to join Bally. This information comes from Claritas, the leading geo demographic researcher in the country. We have found that there are ten Bally segments total, with five of them having much greater propensity to join Bally. We now know which segments are likely to cancel their memberships, which to bad debt [us], which ones are more likely to go to term, what their media habits are, what other activities they like, and so on.

So we have a much, much richer understanding of our membership base than ever before, and we have this data by [DMA] and by club. For media buying purposes and, importantly, we have new member potential information by club, too. So once we wash the lower quality BYOM era members through the [python] to mix metaphors on you, we should be in somewhat better shape as we can then better target new prospects.
Now, let me turn it over to Don, who will discuss how we are addressing the capital structure issue.

Don Kornstein - Bally Total Fitness Holding Corporation — Interim COB
Thanks, Barry.
As we’ve discussed with you on previous investor call presentations, Bally has incurred a substantial amount of debt in recent years. In fact, since 1996 the Company’s total debt has more than doubled to its current level of $827 million which includes $19 million of letters of credit, while the cash flow generated to fund it has been relatively flat. In addition, Bally has deferred important capital expenditures over recent years, both at the club level and in systems.
The free cash flow required to service such increasing debt related interest and principal, as well as fund maintenance and deferred capital expenditures required to preserve Bally’s competitive position are substantial. Unfortunately, anticipated annual operating cash flow levels are insufficient to satisfy such requirements.
Consequently, the Company is evaluating alternatives focused, on a significant reduction in leverage, and in conjunction with those initiatives has engaged Jefferies & Company as our financial advisor. Together we are actively exploring options to address this situation and are in discussions with our commercial banks and certain of our largest creditors with whom we have entered into confidentiality agreements.
We intend to pursue a strategy that will bolster our financial position and operating flexibility with a view to enhancing Bally’s long-term competitiveness. Bally’s immediate challenge is to reduce financial leverage. In so doing, we will facilitate needed capital expenditures and maximize enterprise value. Our intent is to implement a substantive fix, not just perpetuate the status quo. However, if we are unable to obtain accommodations from our creditors, Bally may be forced to take other significant actions which could include a restructuring.
In order to preserve and enhance the Company’s liquidity, we have undertaken steps to streamline operations and begun to divest selected assets. In the fourth quarter of 2006 we entered into three sale leaseback transactions involving eight fitness centers, generating approximately $22.4 million in net proceeds. We are also evaluating non-strategic asset divestitures.
Further, since Barry and I were appointed to our positions, operations have been improved and streamlined, with approximately $30 million of annualized cost reductions taken or underway. This includes $10—$12 million of accomplished cost savings, $15 million underway, and the affects of closing 200 performing clubs. Cost saving initiatives implemented or being explored include reducing workforce levels, combining certain administrative functions, eliminating field management, renegotiating certain rents, closing underperforming clubs, and initial outsourcing of certain corporate activities. We will continue to review, analyze, and execute on these types of actions going forward.
In conclusion, we continue to believe in the underlying value of the Bally brand and our collective ability to unlock that value over the long term. So despite the magnitude of the current challenges the Company is facing, we remain optimistic. Bally has the potential to emerge from this process a stronger, more competitive player in the growing U.S. fitness marketplace. Our employees are motivated to continue operating Bally Health Clubs in a business-as-usual manner, serving the needs of our members remains our number one priority.
Thank you very much for joining us on the call today.

Operator
Thank you for your participation in today’s conference. Ladies and gentlemen, this concludes the presentation. You may all disconnect, and have a good day.